                                                                   EXHIBIT 10.20


                          AGREEMENT AND PLAN OF MERGER


                                  by and among

                         FREEDOM SECURITIES CORPORATION,
                             a Delaware corporation,

                               CGRM MERGER CORP.,
                             a Delaware corporation,

                                       and

                      CLEARY GULL REILAND & MCDEVITT INC.,
                             a Delaware corporation


                            Dated as of March 9, 1998

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                    ARTICLE I

                                   THE MERGER

1.1.  The Merger............................................................. 1
1.2.  Closing................................................................ 2
1.3.  Effective Time of the Merger........................................... 2
1.4.  Effects of the Merger.................................................. 2
1.5.  Certificate of Incorporation; By-Laws.................................. 2
1.6.  Directors.............................................................. 2
1.7.  Officers............................................................... 3

                                ARTICLE II

                 EFFECT OF THE MERGER ON THE CAPITAL STOCK
                      OF THE CONSTITUENT CORPORATIONS

2.1.  Effect on Capital Stock................................................ 3
2.2.  Distribution of Merger Consideration................................... 5
2.3.  Post Closing Adjustment of Merger Consideration........................ 6
2.4.  Stock Plans............................................................ 8
2.5.  Escrow Shares.......................................................... 8
2.6.  Fractional Shares...................................................... 9
2.7.  Tax Consequences....................................................... 10


                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1.  Organization, Standing and Corporate Power............................. 10
3.2.  Subsidiaries........................................................... 10
3.3.  Capital Structure...................................................... 10
3.4.  Authority; Noncontravention............................................ 11
3.5.  Financial Statements................................................... 12
3.6.  Absence of Undisclosed Liabilities..................................... 13
3.7.  Absence of Certain Changes or Events................................... 13
3.8.  Litigation; Labor Matters; Compliance with Laws........................ 13
3.9.  Employee Benefit Plans................................................. 14
3.10. Tax Returns and Tax Payments                                            17

3.11. Medical Contracts ..................................................   18
3.12. Brokers ............................................................   18
3.13. Board Recommendation ...............................................   18
3.14. Required Company Vote ..............................................   18
3.15. State Takeover Statutes ............................................   19
3.16. Intellectual Property ..............................................   19
3.17. Related Party Transactions .........................................   19
3.18. Brokerage Clients ..................................................   19
3.19. Investment Advisory Clients ........................................   20
3.20. Investment Fund Clients ............................................   20

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                        FREEDOM SECURITIES AND MERGER SUB

4.1.  Corporate Organization .............................................   21
4.2.  Qualification to do Business .......................................   21
4.3.  Corporate Power ....................................................   21
4.4.  Corporate Authority ................................................   21
4.5.  Authorization for Freedom Securities Common Shares and Options .....   21
4.6.  Consents and Approvals; No Violation ...............................   22
4.7.  Absence of Certain Changes or Events ...............................   22
4.8.  Private Placement ..................................................   22
4.9.  Capital Structure ..................................................   22
4.10. Corporate Approvals ................................................   23
4.11. SEC Filings ........................................................   23
4.12. Financial Statements ...............................................   23
4.13. No Adverse Change ..................................................   24
4.14. Litigation; Compliance with Laws ...................................   24
4.15. Brokers ............................................................   24
4.16. Ineligible Persons .................................................   24

                                    ARTICLE V

            COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

5.1.  Conduct of Business of the Company .................................   25
5.2.  Changes in Employment Arrangements .................................   27
5.3.  Severance ..........................................................   27
5.4.  WARN ...............................................................   27
5.5.  Tax Elections ......................................................   28
5.6.  Conduct of Business by Freedom Securities Pending the Merger .......   28

5.7.  Control of the Company's Business ..................................   28
5.8.  Control of Freedom Securities' Business ............................   28

                                ARTICLE VI

                           ADDITIONAL AGREEMENTS

6.1.  Access to Information; Confidentiality .............................   29
6.2.  Best Efforts .......................................................   29
6.3.  Registration on Form S-1 ...........................................   30
6.4.  Public Announcements ...............................................   30
6.5.  No Solicitation ....................................................   30
6.6.  Election of Director ...............................................   31
6.7.  Directors' and Officers' Indemnification ...........................   31
6.8.  Freedom Securities Benefit Plans ...................................   31
6.9.  Freedom Securities Options .........................................   31
6.10. Options ............................................................   32
6.11. Company Bonus Plan .................................................   32
6.12. Capitalization .....................................................   33
6.13. Tax Matters ........................................................   33

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

7.1.  Conditions to Each Party's Obligation ..............................   34
7.2.  Conditions to Obligations of Freedom Securities and Merger Sub .....   35
7.3.  Conditions to Obligation of the Company ............................   36

                                  ARTICLE VIII

                                 INDEMNIFICATION

8.1.  Survival of Representations and Warranties .........................   36
8.2.  Indemnification ....................................................   37
8.3.  Procedures for Indemnification .....................................   37
8.4.  Net Benefits .......................................................   37
8.5.  Basket; Maximum Amount .............................................   38

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

9.1.  Termination ........................................................   38
9.2.  Effect of Termination ..............................................   39
9.3.  Amendment ..........................................................   39
9.4.  Extension; Waiver ..................................................   39
9.5.  Procedure for Termination, Amendment, Extension or Waiver ..........   39

                                    ARTICLE X

                               GENERAL PROVISIONS

10.1. Fees and Expenses ..................................................   39
10.2. Notices ............................................................   39
10.3. Definitions ........................................................   40
10.4. Interpretation .....................................................   41
10.5. Counterparts .......................................................   41
10.6. Entire Agreement; No Third-Party Benefits ..........................   41
10.7. Governing Law ......................................................   41
10.8. Assignment .........................................................   41
10.9. Enforcement ........................................................   42

INDEX OF SCHEDULES
Schedule 1.6:    Directors
Schedule 1.7:    Officers
Schedule 2.5(a): Indemnity Escrow Fund
Schedule 3.1:    Organization, Standing and Corporate Power
Schedule 3.2:    Subsidiaries
Schedule 3.3:    Capital Structure
Schedule 3.4:    Authority; Noncontravention
Schedule 3.6:    Absence of Undisclosed Liabilities
Schedule 3.7:    Absence of Certain Changes or Events
Schedule 3.8:    Litigation; Labor Matters; Compliance with Laws
Schedule 3.9:    Employee Benefit Plans
Schedule 3.10:   Tax Returns and Tax Payments
Schedule 3.11:   Material Contracts
Schedule 3.17:   Related Party Transactions
Schedule 3.18:   Brokerage Clients
Schedule 5.1:    Conduct of Business of the Company
Schedule 8.2:    Indemnification

INDEX OF EXHIBITS

Exhibit A:       Certificate of Incorporation of Merger Sub (Section 1.5(a))
Exhibit B:       By-laws of Merger Sub (Section 1.5(b))
Exhibit C:       Escrow Agreement (Section 2.1(e))
Exhibit D:       Indemnification Agreement (Section 2.5(a))
Exhibit E:       Registration Rights (Section 6.3)

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER dated as of March 9, 1998, by and among Freedom Securities Corporation ("Freedom Securities"), a Delaware corporation, CGRM Merger Corp., a Delaware corporation and a wholly owned subsidiary of Freedom Securities ("Merger Sub"), and Cleary Gull Reiland and McDevitt Inc., a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of the Company, Freedom Securities and Merger Sub have determined that the merger of the Company with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be advisable and in the best interests of their respective companies and stockholders, and such Boards of Directors have approved such Merger, pursuant to which holders of shares of Class A and Class B common stock, par value $1.00 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time will be entitled to receive, in the aggregate, subject to the terms hereof, a number of shares of common stock, $.01 par value per share, of Freedom Securities ("Freedom Securities Common Stock") equal to $17,600,000 divided by the Stock Price (as defined herein) and $4,400,000, and the outstanding options to acquire shares of Company Common Stock will be converted into the right to receive options to acquire shares of Freedom Securities Common Stock;

     WHEREAS, the Merger and this Agreement require the vote of a majority of the issued and outstanding shares of the Company's Class A Common Stock for the approval thereof (the "Company Stockholder Approval");

     WHEREAS, Freedom Securities, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), the Company and Merger Sub shall consummate the Merger in which (i) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease, (ii) Merger Sub shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate corporate existence of Merger Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation". The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

     1.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
9.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the business day following satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Hutchins, Wheeler & Dittmar, 101 Federal Street, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

     1.3 EFFECTIVE TIME. On the Closing Date, the parties shall file a certificate of merger and other appropriate documents (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is specified in the Certificate of Merger in accordance with the DGCL and as the Company, Freedom Securities and Merger Sub shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time"). At the Effective Time, Merger Sub will file the appropriate documents with the Secretary of State of the State of Delaware to change the name of the Surviving Corporation to "Cleary Gull Reiland & McDevitt Inc."

     1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL.

     1.5  CERTIFICATE OF INCORPORATION; BY-LAWS.

          (a) The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, a copy of which is attached hereto as EXHIBIT A, shall be the Certificate of Incorporation of Merger Sub as the Surviving Corporation following the Merger, until thereafter amended as provided therein and under the DGCL.

          (b) The By-laws of Merger Sub as in effect at the Effective Time, a copy of which is attached hereto as EXHIBIT B, shall be the By-laws of Surviving Corporation following the Merger until thereafter changed or amended as provided therein or by applicable law.

     1.6 DIRECTORS. Those persons listed on SCHEDULE 1.6 hereto shall be the initial directors of Merger Sub following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be; it being agreed that the Chief Financial Officer and General Counsel of Freedom Securities shall have the right to attend any meetings of the Board of Directors of the Surviving Corporation. If, at any time prior to the third anniversary of the Effective Time, any one or more of David P. Prokupek, John R. Peterson or the third person to be named by the Company prior to the Closing Date or their successors as hereinafter described (collectively, the "Cleary Gull Directors") are unable or unwilling to serve or are removed as a director of the Surviving Corporation, Freedom Securities agrees to cause to be elected or appointed to the Board of Directors of the Surviving Corporation, an individual or individuals named by those Cleary Gull Director(s) who continue to serve from time to time on such Board of Directors to serve as a director or directors of the Surviving Corporation and such individual or individuals shall then be one or more of the Cleary Gull Directors. It is the intent of the parties hereto that prior to the third anniversary of the Effective Time the Board of Directors of the Surviving Corporation shall consist of at least three members who were employees or directors of the Company prior to the Effective Time or individuals who were named to serve on the Surviving Corporation's Board of Directors by one or more of such employees or directors. The Board of Directors of the Surviving Corporation shall initially consist of five members and Freedom Securities agrees that the Board of Directors of the Surviving Corporation shall at all times prior to the third anniversary of the Effective Time consist of at least three members, it being understood that the Board of Directors of the Surviving Corporation may, at any time, be expanded in the sole discretion of Freedom Securities.

     1.7 OFFICERS. Those persons listed on SCHEDULE 1.7 shall be the officers of Merger Sub following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

     2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub or Freedom Securities:

          (a) Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

          (b) Cancellation of Treasury Stock. Each share of Company Common Stock owned by the Company shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Company Common Stock. Other than Dissenting Shares (as defined in Section 2.1(e)) and subject to Section 2.3 below, the issued and outstanding shares of Company Common Stock shall be converted into an aggregate of $4,400,000 (the "Total Cash Consideration") and a number of shares of Freedom Securities Common Stock (the "Total Stock Consideration") equal to $17,600,000 divided by the Stock Price (as defined below). The Total Cash Consideration and the Total Stock Consideration is collectively referred to as the "Merger Consideration."

          (d) Valuation. Each share of Freedom Securities Common Stock shall be ascribed a value (the "Stock Price") equal to the per share price at which shares of Freedom Securities Common Stock are sold to the public in connection with the initial public offering (the "IPO") of shares of Freedom Securities Common Stock. The holders of Company Common Stock shall be entitled to receive with respect to each share of Company Common Stock a combination of shares of Freedom Securities Common Stock and cash equal to the quotient of (A) (x) the Total Cash Consideration plus (y) the Total Stock Consideration multiplied by the Stock Price divided by (B) the total number of outstanding shares of Company Common Stock at the Effective Time (such quotient being referred to as the "Per Share Consideration"), subject to the provisions of Sections 2.1(e), 2.2 and 2.3.

          (e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a holder who has exercised the right to demand payment for and an appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into the right to receive any portion of the Merger Consideration unless such holder fails to perfect or otherwise withdraws, forfeits or loses such holder's right to such payment or appraisal, if any. If there are any Dissenting Shares at the Effective Time, an amount of cash shall be placed in escrow equal to the number of Dissenting Shares multiplied by $175.00 (the "Dissenting Share Amount") pursuant to the Escrow Agreement attached hereto as EXHIBIT C (the "Escrow Agreement"). If, after the Effective Time, such holder fails to perfect or withdraws, forfeits or loses any such right to appraisal, each share of such holder shall be treated as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive the Per Share Consideration in accordance with this Section 2.1. The Company shall give prompt notice to Freedom Securities of any demands received by the Company for appraisal of shares of Company Common Stock, and Freedom Securities shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Freedom Securities, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands.

          (f) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of Company Common Stock shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable thereto, upon surrender of such Certificate on the Closing Date.

     2.2  DISTRIBUTION OF MERGER CONSIDERATION.

          (a) For purposes of this Section 2.2, the following terms shall be defined as follows:

              (i) "Cash Out Amount" shall mean the aggregate amount of cash paid to the Minority Stockholders (as defined below) pursuant to Section 2.2(b);

              (ii) "Total Adjusted Cash Consideration" shall mean the Total Cash Consideration minus the Dissenting Share Cash Amount and minus $500,000;

              (iii) "Adjusted Merger Consideration" shall mean the Total Adjusted Cash Consideration plus Total Stock Consideration;

              (iv) "Adjusted Per Share Consideration" shall mean (i) the Adjusted Merger Consideration divided by (ii)(A) the number of shares of Company Common Stock outstanding at the Effective Time minus (B) the number of Dissenting Shares; and

              (v) "Remaining Cash" shall mean the Total Adjusted Cash Consideration minus the Cash Out Amount.

          (b) Each holder of Company Common Stock who owns two hundred fifty
(250) or fewer shares of Company Common Stock (each, a "Minority Stockholder") shall receive on the Closing Date an amount of cash equal to the Adjusted Per Share Consideration multiplied by the number of shares of Company Common Stock held by such Minority Stockholder at the Effective Time ("Minority Shares").

          (c) Each holder of Company Common Stock who is not a Minority Stockholder or a holder of Dissenting Shares (a "Holder") shall receive on the Closing Date:

              (i) an amount of cash equal to such Holder's Allocable Percentage (as defined below) multiplied by the Remaining Cash; and

              (ii) a number of shares of Freedom Securities Common Stock equal to such Holder's Allocable Percentage multiplied by the Total Stock Consideration divided by the Stock Price.

For purposes of this Section 2, "Allocable Percentage" shall mean the quotient of (A) the shares of Company Common Stock owned at the Effective Time by a Holder divided by

(B) the total number of outstanding shares of Company Common Stock at the Effective Time minus the sum of (x) the aggregate number of Dissenting Shares and (y) the aggregate number of Minority Shares.

                  (d) Notwithstanding Section 2.2(c) above, the Holders may, not later than two business days prior to the Closing Date, reallocate the distribution of the Merger Consideration among themselves with the consent of Freedom Securities, which consent shall not be unreasonably withheld.

     2.3  POST CLOSING ADJUSTMENT OF MERGER CONSIDERATION.

          (a) The Merger Consideration shall be adjusted by:

              (i) Adding thereto the amount by which the Closing Date Net Worth (as hereinafter defined) exceeds Eight Million Two Hundred Thousand Dollars ($8,200,000); or

              (ii) Subtracting therefrom the amount by which the Closing Date Net Worth is less than Eight Million Two Hundred Thousand Dollars ($8,200,000).

          (b) For purposes hereof, the "Closing Date Net Worth" shall mean an amount equal to the difference between (A) the book value of all assets of the Company as reflected on the balance sheet of the Company as of the Closing Date (the "Closing Date Balance Sheet"); and (B) the book value of all liabilities of the Company reflected on the Closing Date Balance Sheet. Except as provided herein, the Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles and the Company's past practice. Notwithstanding the foregoing, for purposes of determining the amount of the adjustment to the Merger Consideration, the Closing Date Balance Sheet shall reflect: (v) the value of the shares of NationPage, Inc. ("NationPage") common stock owned by the Company on the Closing Date Balance Sheet as $360,000; (w) a benefit on the Closing Date Balance Sheet attributable to the net income of the Company for the quarter ending March 31, 1998 of not more than $170,000; (x) the sale of shares of Company Common Stock to employees of the Company after the date of this Agreement and prior to the Closing Date, including any deferred tax asset, reduction in taxes payable or tax refund receivable (a "Tax Benefit") as a result of any such sales occurring at a price per share less than the Per Share Consideration; (y) an accrual of 75% of any Tax Benefit that would have been recorded if restricted shares of Company Common Stock previously granted or issued to employees of the Company become vested and had a fair market value equal to the Per Share Consideration as of the day before the Closing Date; and
(z) the fair market value of any investments of the Company as of the Closing Date.

          (c) The Company shall prepare and deliver to Freedom Securities the Closing Date Balance Sheet within thirty (30) days of the Closing Date. There shall accompany the Closing Date Balance Sheet a statement (the "Statement") by the Chief Financial Officer of the Company setting forth the final determination of the Closing Date Net Worth and the resulting adjustment to the Merger Consideration, if any. Freedom Securities shall have thirty (30) days after delivery of the Statement to notify the Company in writing of any discrepancy or disagreement with the Statement. If no objection is made during such thirty (30) day period, the Statement and the resulting calculation of the adjusted Merger Consideration shall be deemed to be accepted in the form presented to Freedom Securities. If Freedom Securities provides such notice and the parties cannot agree upon the Statement within ten (10) days after the date of such notice, the dispute shall be submitted to Coopers & Lybrand LLP (Chicago office) (or such other firm as is acceptable to the Company and Freedom Securities) (the "Independent Accounting Firm") for determination in light of the terms and provisions of this Section 2.3. The determination of the Independent Accounting Firm shall be made as promptly as practicable and shall be binding on the parties hereto for all purposes hereof. The fees and expenses of the Independent Accounting Firm shall be paid by the parties hereto as follows: (i) Freedom Securities shall pay an amount equal to the product of the total amount of such fees and expenses multiplied by the amount determined by dividing (x) the difference between the Closing Date Net Worth calculated by Freedom Securities (the "Freedom Securities Calculation") and the Closing Date Net Worth determined by the Independent Accounting Firm, by (y) the difference between the Closing Date Net Worth on the Statement and the Freedom Securities Calculation and (ii) the Company shall pay the balance of such fees and expenses. Any payment obligations allocated to the Company hereunder shall be paid from the Shortfall Escrow Fund established pursuant to Section 2.5(c).

          (d) In the event the adjusted Merger Consideration determined pursuant to this Section 2.3 exceeds the original Merger Consideration, the amount of such excess (the "Excess Merger Consideration") shall be converted into (A) a number of shares of Freedom Securities Common Stock equal to the product obtained by multiplying the amount of the Excess Merger Consideration by 80% and dividing such product by the Stock Price (the "Excess Stock Consideration"), and
(B) an amount of cash equal to the product obtained by multiplying the amount of the Excess Merger Consideration by 20% (the "Excess Cash Consideration"). For purposes hereof, "Excess Per Share Consideration" shall mean the Excess Merger Consideration divided by the total number of shares of Company Common Stock outstanding at the Effective Time minus the aggregate number of Dissenting Shares.

          (e) Each Minority Stockholder shall receive an amount of cash equal to the Excess Per Share Consideration multiplied by the number of his or her Minority Shares. Each Holder shall receive (i) an amount of cash equal to such Holder's Allocable Percentage multiplied by the Remaining Excess Cash Consideration (as defined below) and (ii) a number of shares of Freedom Securities Common Stock equal to such Holder's Allocable Percentage multiplied by the Excess Stock Consideration. For purposes hereof, "Remaining Excess Cash Consideration" shall mean the Excess Cash Consideration minus the amount of Excess Cash Consideration paid to the Minority Stockholders. Any additional shares of Freedom Securities

Common Stock shall be issued and cash distributed to the holders of Company Common Stock within ten (10) days after the final determination of the Closing Date Net Worth.

          (f) In the event the original Merger Consideration exceeds the adjusted Merger Consideration (the "Shortfall"), the amount of such Shortfall shall be paid to Freedom Securities from the cash held in the Shortfall Escrow Fund pursuant to Section 2.5(c) and the balance of the cash held in the Shortfall Escrow Fund, if any, shall continue to be held in accordance with the Escrow Agreement.

     2.4  STOCK PLANS.

          (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company shall adopt such resolutions or take such other actions as may be required to effect the following:

              (i) deliver written notice at least 30 days prior to the Effective Time to each holder of an employee stock option to purchase shares of Company Common Stock granted under the 1996 Executive Stock Option Plan (the "Stock Plan" and the options issued thereunder the "Options"), to the effect that at the Effective Time each Option that shall remain unexercised and outstanding immediately prior to the Effective Time shall be converted into options to purchase shares of Freedom Securities Common Stock ("Freedom Options") pursuant to Freedom Securities' 1998 Stock Option Plan in accordance with Section 6.10;

              (ii) prior to the Effective Time, make any adjustments to the terms of the Options that may be necessary to effect the transaction contemplated in Section 2.4(a)(i) above; and

              (iii) except as provided herein or otherwise agreed to by the parties, cause the Stock Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the Company Common Stock to terminate as of the Effective Time.

          (b) The Company hereby represents and warrants that upon taking of the actions specified above, immediately following the Effective Time, no holder of an Option nor any participant in the Stock Plan shall have the right thereunder to acquire equity securities of the Company after the Merger.

     2.5  ESCROW FUNDS.

          (a) Indemnity/Share Retention Escrow Fund. Each holder of Company Common Stock listed on SCHEDULE 2.5(a) hereto shall place a number of shares of Freedom Securities Common Stock determined by dividing the dollar amount indicated opposite his name on SCHEDULE 2.5(a) by the Stock Price in an escrow fund (the "Indemnity/Share Retention Fund") to be governed by the terms of the Escrow Agreement. Subject to the terms of the Indemnification Agreement attached hereto as EXHIBIT D (the "Indemnification Agreement"), the parties hereto acknowledge and agree that the shares of Freedom Securities Common Stock held in the Indemnity/Share Retention Fund shall be treated at all times for federal and state income tax purposes as a portion of the Merger Consideration and Freedom Securities agrees to take positions on all of its tax returns consistent with the treatment of such shares as part of the Merger Consideration.

          (b) Dissenting Share Escrow Fund. If there are any Dissenting Shares pursuant to Section 2.1(e) hereof, the Company shall place the Dissenting Share Cash Amount in an escrow fund to be governed by the terms of the Escrow Agreement.

          (c) Shortfall Escrow Fund. Immediately prior to the Effective Time, Freedom Securities shall place the sum of five hundred thousand dollars ($500,000) (the "Shortfall Amount") in an escrow fund (the "Shortfall Escrow Fund") to be governed by the terms of the Escrow Agreement, which amount shall be used to satisfy any Shortfall pursuant to Section 2.3(f). Freedom Securities agrees that it will pay into the Shortfall Escrow Fund additional amounts, pursuant to the Escrow Agreement, in connection with (i) the resolution of the value of the NationPage common stock set forth on the Closing Date Balance Sheet and (ii) the value of the realization of the Tax Benefit described in Section 2.3(b)(y).

          (d) Earnings Escrow. To the extent that the Company's after-tax net income for the fiscal quarter ending March 31, 1998 exceeds $170,000, any such excess (the "First Quarter Excess") shall be placed into an escrow fund to be governed by the terms of the Escrow Agreement. The parties hereto acknowledge and agree that in calculating net income, the Company shall exclude therefrom
(i) charges and expenses relating to the sale of shares of Company Common Stock after the date of this Agreement and prior to the Closing Date and (ii) fees and expenses incurred by the Company in connection with the Merger and the other transactions contemplated by this Agreement, but shall include costs and expenses relating to the opening of the Company's Denver office (collectively, the "Extraordinary Items"). The First Quarter Excess, if any, shall be paid to the holders of the Company Common Stock as provided in Section 2.3 to the extent that the Company's net income (after giving effect to the Extraordinary Items and without taking into account the First Quarter Excess) for the fiscal year ending December 31, 1998 (as reflected on the internal Freedom Securities financial statements provided that such financial statements with respect to the Company are prepared on a basis consistent with the Closing Date Balance Sheet) exceeds $2,264,000 (the "Annual Target").

     2.6 FRACTIONAL SHARES. No certificates representing fractional shares of Freedom Securities Common Stock shall be issued in the Merger and no stock dividend, stock split or interest shall relate to any fractional security, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of Company Common Stock, who would otherwise have been entitled to receive a fractional share of Freedom Securities Common Stock upon surrender of a Certificate for exchange pursuant to this Article II, shall be entitled to receive from Freedom Securities a cash payment equal to the product of (i) the fractional share interest to which such holder would otherwise be entitled multiplied by (ii) the Stock Price.

     2.7 TAX CONSEQUENCES. For Federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall constitute a "plan of reorganization" within the meaning of Section 368(a) of the Code.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Freedom Securities and Merger Sub as follows (subject to such exceptions as may be disclosed in the Disclosure Schedules delivered to Freedom Securities and Merger Sub by the Company) (the "Disclosure Schedules")):

     3.1 ORGANIZATION, STANDING AND CORPORATE POWER. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as it is now being conducted. Except as set forth on SCHEDULE 3.1, the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to the Company. The Company has delivered to Merger Sub and Freedom Securities complete and correct copies of the certificate of incorporation and by-laws of the Company, as amended to the date of this Agreement.

     3.2 SUBSIDIARIES. The Company has no subsidiaries. Except for the ownership interests set forth in SCHEDULE 3.2 or proprietary ownership positions in publicly-traded securities purchased in the ordinary course of business, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity which is material to the Company.

     3.3 CAPITAL STRUCTURE. The authorized capital stock of the Company consists of (i) 70,000 shares of Class A Common Stock, par value $1.00 per share, and (ii) 180,000 shares of Class B Common Stock, par value $1.00 per share. Subject to any Permitted Changes (as defined in Section 5.1(d)) there are, as of the date hereof: (i) 30,000 shares of Class A Common Stock issued and outstanding; (ii) 94,279 shares of Class B Common Stock issued and outstanding;
(iii) 11,700 shares of Class B Common Stock held in the treasury of the Company;
(iv) 26,755 shares of Company Common Stock reserved for issuance upon exercise of authorized but unissued Company Stock Options pursuant to the Stock Plan; and (v) 23,245 shares of Company Common Stock issuable upon exercise of outstanding Company Stock Options. SCHEDULE 3.3 sets forth the exercise price for the outstanding Company Stock Options. Except as set forth above or on
SCHEDULE 3.3, as of February 28, 1998, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plan will be, when issued, duly authorized, validly issued, fully paid and nonassessable (except as provided in Section 180.0622 of the Wisconsin Statutes) and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above or on
SCHEDULE 3.3, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Other than with respect to indebtedness disclosed in the most recent balance sheet of the Company or on SCHEDULE 3.3, no indebtedness for borrowed money of the Company contains any restriction upon the incurrence of indebtedness for borrowed money by the Company or restricts the ability of the Company to grant any liens on its properties or assets. Other than the Company Stock Options and other than as disclosed in SCHEDULE 3.3, (i) there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company and (ii) to the knowledge of the Company and except for the Agreement executed by the holders of the Class A Company Common Stock, there are no irrevocable proxies with respect to shares of capital stock of the Company. SCHEDULE 3.3 sets forth the record and beneficial ownership of, and voting power in respect of, Company Common Stock held by the Company's directors, executive officers and stockholders owning five percent or more of the Company Common Stock. Except as set forth above, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"), or other agreements or arrangements with or among any security holders of the Company with respect to securities of the Company.

     3.4 AUTHORITY; NONCONTRAVENTION. Except as set forth on SCHEDULE 3.4 with respect to certain regulatory approvals, the Company has the requisite corporate and other power and authority to enter into this Agreement and, subject to the Company Stockholder Approval and the termination or expiration of the waiting period under the HSR Act (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by (1) any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, (2) general equity principles, (3) the law of fraudulent conveyance, (4) public policy, (5) applicable law relating to fiduciary duties and (6) judicial imposition of any implied covenant of good faith and fair dealing. Except as disclosed in SCHEDULE 3.4, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under, (i) the Certificate of Incorporation, as amended, or By-laws, as amended, of the Company, (ii) any loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or its properties or assets or
(iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or its properties or assets, other than, in the case of clauses (i), (ii) and (iii) any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect with respect to the Company or would not prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement if not cured or waived by the Closing Date. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any, Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification and report form by the Company and Freedom Securities under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as are set forth in SCHEDULE 3.4.

     3.5 FINANCIAL STATEMENTS. There have been made available to Freedom Securities the following financial statements (collectively the "Financial Statements"): (i) audited statements of financial condition, income, changes in stockholders' equity and cash flows as of and for the six months ended June 30, 1996 and December 31, 1996 and the year ended December 31, 1997 for the Company (the "Audited Financial Statements"); and (ii) unaudited statements of financial condition, income, changes in stockholders' equity, and cash flows (the "Most

Recent Financial Statements") as of and for the one-month ended January 31, 1998 for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, subject, in the case of the Most Recent Financial Statements, to normal year-end adjustments (which will not be material individually or in the aggregate) and the absence of footnotes and other presentation items.

     3.6  ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE
3.6 or reflected in the Financial Statements, there are no liabilities of the Company except for (i) liabilities which have arisen in the ordinary course of business of the Company since the date of the Audited Financial Statements, (ii) liabilities which, when added to the Net Out of Balance Account (as defined in this Section 3.6) would not have a Material Adverse Effect on the Company and
(iii) liabilities which, because of their contingent nature (but without regard to their materiality), would not be required to be reflected in the Financial Statements in accordance with GAAP. No "out of balance" or other similar reconciliation condition exists with respect to the financial records of the Company or the account of any client of the Company (whether or not such account is maintained by the Company) except where the sum of the Net Out of Balance Account plus liabilities described in clause (ii) above would not have a Material Adverse Effect on the Company. The term "Net Out of Balance Account" means the net amount, if any, by which the net amount owed by the Company to customers with respect to account imbalances exceeds the net amount, if any, owed by customers to the Company on account of such imbalances.

     3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Company's Most Recent Financial Statements and except as disclosed in SCHEDULE 3.7, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any Material Adverse Change with respect to the Company; (ii) any condition, event or occurrence which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to the Company; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1 without the prior consent of Freedom Securities; or (iv) any condition, event or occurrence which would reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

     3.8  LITIGATION; LABOR MATTERS; COMPLIANCE WITH LAWS.

          (a) Except as disclosed in SCHEDULE 3.8, there is (i) no suit, action or proceeding or investigation pending and (ii) to the knowledge of the Company, no suit, action or proceeding or investigation threatened against or affecting the Company that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against the Company having or which in the future could have, any such effect.

          (b) Except as disclosed in SCHEDULE 3.8, (i) the Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) there is no strike, work stoppage or other labor dispute involving the Company pending or, to its knowledge, threatened; and (iii) the Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of the Company, nor will the Company have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any persons employed by the Company on or prior to the Effective Time.

          (c) The conduct of the business of the Company complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except for violations or failures so to comply, if any, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

     3.9  EMPLOYEE BENEFIT PLANS.

          (a) General. Except as listed on SCHEDULE 3.9, neither the Company nor any trade or business, whether or not incorporated ("ERISA Affiliate"), that together with the Company would be deemed to be a "single employer" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), is a party to, participates in, contributes to or has any liability or contingent liability with respect to:

              (i) any "employee welfare benefit plan" or "employee pension benefit plan" as those terms are respectively defined in sections 3(1) and 3(2) of ERISA; or

              (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, medical insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in section 3(3) of ERISA) (collectively, the "Employee Benefit Plans").

          (b) Plan Documents and Reports. A true and correct copy of each of the Employee Benefit Plans listed on SCHEDULE 3.9 has been supplied to Freedom Securities. A true and correct copy of the most recent annual report, summary plan description, summary of material modifications and Internal Revenue Service determination letter with respect to each Employee Benefit Plan, to the extent applicable, has been supplied to Freedom Securities, and there has been no material change in the financial condition in the respective plan from that stated in the annual reports supplied.

          (c) Compliance With Laws; Liabilities. As to all Employee Benefit
Plans:

              (i) All Employee Benefit Plans that are employee pension benefit plans (as defined in section 3(2) of ERISA) which are intended to qualify under section 401(a) of the Code and the trusts which are intended to be exempt from tax under section 501(a) of the Code comply in all material respects in form and in operation with such sections; there have been no material amendments to such plans which are not the subject of a determination letter issued with respect thereto by the Internal Revenue Service or for which application for such letter has not been, or will not be, timely filed with the Internal Revenue Service; and to the knowledge of the Company and its ERISA Affiliates, no event has occurred which would likely give rise to disqualification of any such plan under such sections or to a tax under section 511 of the Code.

              (ii) There have been no non-exempt "prohibited transactions" (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Employee Benefit Plan for which the Company may be liable.

              (iii) No amounts payable under the Employee Benefit Plans will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

              (iv) No Employee Benefit Plan is or has been subject to Title IV of ERISA and no plan is a multiemployer plan (as defined in Section 3(37) of ERISA). No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring a liability under Title IV.

              (v) Each Employee Benefit Plan which constitutes a "group health plan" (as defined in section 607(l) of ERISA of section 4980(g) (2) of the Code), including any plans of current and former Affiliates which must be taken into account under sections 4980B and 414(t) of the Code or section 601 of ERISA, has been operated in material compliance with applicable law, including coverage requirements of section 4980B of the Code and section 601 of ERISA to the extent such requirements are applicable.

              (vi) Except as reflected in the Financial Statements, neither the Company nor any ERISA Affiliate has any liability or contingent liability for providing, under any Employee Benefit Plan or otherwise, any medical, life insurance or other employee benefits beyond termination of employment (including retirement), other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code.

              (vii) Full payment has been made, or will be made in accordance with the Code, of all amounts which the Company or any ERISA Affiliate is required to pay under the terms of each Employee Benefit Plan as of the last day of the most recent plan year thereof ended prior to the date of this Agreement, and all such amounts accrued through the Closing Date with respect to the current plan year thereof will be paid by the Company on or prior to the Closing Date, or will be properly recorded on the Closing Balance Sheet.

              (viii) Except as set forth on SCHEDULE 3.9, there has been no act or omission that would impair the ability of the Company (or any successor thereto) unilaterally to amend or terminate any Employee Benefit Plan without further liability.

              (ix) No "Leased Employee," as that term is defined in section 414(n) of the Code, performs services for the Company or any ERISA Affiliate. All persons who are or have previously been characterized as "independent contractors" of the Company or any ERISA Affiliate are properly characterized as such and are not entitled to any benefits under any Employee Benefit Plan.

              (x) Any medical, dental, long-term disability or life insurance benefits provided under the Employee Benefit Plans are funded solely through insurance policies under which there will be no liability to the Company or any ERISA Affiliate, as of the Closing Date, in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

              (xi) Except as set forth on SCHEDULE 3.9, the consummation of the Merger will not (A) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation, or any other payment, (B) accelerate the time of payment or vesting or increase the amount of compensation due any such employee of officer or (C) result in any prohibited transaction described in section 406 of ERISA or section 4975 of the Code for which an exemption is not available.

              (xii) Neither the Company, nor any ERISA Affiliate, has any formal plan or commitment, whether legally binding or not, to create any additional Employee

     Benefit Plan or modify or change any existing Employee Benefit Plan, that would affect any employee or terminated employee of the Company or any ERISA Affiliate.

     3.10 TAX RETURNS AND TAX PAYMENTS.

          (a) Except as disclosed in SCHEDULE 3.10, the Company (i) has timely filed all material Tax Returns required to be filed by it on or before the date hereof and (ii) has paid all Taxes shown thereon to be due and has provided adequate reserves (other than reserves for deferred taxes to reflect timing differences between book and tax) in the Financial Statements for any Taxes that have not been paid, whether or not shown as being due on any returns and such unpaid Taxes will not exceed such reserves as adjusted for operations and transactions through the Closing Date in accordance with the Company's past practice. All such Tax Returns are correct and complete in all material respects.

          (b) Except as set forth in SCHEDULE 3.10 hereto, there are no actions or proceedings currently pending or, to the best knowledge of the Company, threatened against the Company by any Governmental Entity for the assessment or collection of Taxes being asserted against the Company, and there are no matters under discussion with any Governmental Entity regarding claims for the assessment or collection of Taxes. Any Taxes that have been claimed or imposed as a result of any examination of any Tax Return of the Company by any Governmental Entity are being contested in good faith and have been disclosed in writing to Freedom Securities. Except as set forth in SCHEDULE 3.10, there are no agreements or applications by the Company for an extension of time for the assessment or payment of any Taxes nor any waiver of the statute of limitations in respect of Taxes. There are no Tax liens on any of the assets of the Company, except for liens for Taxes not yet due or payable that are being contested in good faith in appropriate proceedings.

          (c) The Company has not, with regard to any assets or property held, acquired or to be acquired by the Company, filed a consent to the application of
Section 341(f) of the Code.

          (d) None of the stockholders of the Company is a foreign person within the meaning of Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

          (e) The Company is not and has never been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement or arrangement and none of them has any liability for Taxes of any person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).

          (f) The Company has withheld amounts from its employees and other persons required to be withheld under the tax, social security, unemployment and other withholding provisions of all federal, state, local and foreign laws.

          (g) None of the Company or any of its stockholders has taken any action that would cause the Merger to not qualify as a reorganization under
Section 368(a) of the Code.

          (h) As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, back-up withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign, with respect to the foregoing. As used herein, "Tax Return" shall mean any return (including an information return), report or statement required to be filed with any governmental authority, with respect to Taxes.

     3.11 MATERIAL CONTRACTS. The Company has provided or made available to Freedom Securities (i) true and complete copies of all written contracts, agreements, commitments, arrangements, leases (including with respect to personal property), policies and other instruments to which it is a party or by which it is bound which (A) require payments to be made in excess of $100,000 per year for goods and/or services, or (B) do not by their terms expire and are not subject to termination within six months from the date of the execution and delivery thereof and require payments to be made in excess of $100,000 ("Material Contracts"), or (ii) with respect to such Material Contracts that have not been reduced to writing, a written description thereof, each of which is listed on SCHEDULE 3.11. The Company has not received any notice and has no knowledge that any other party is, in default in any respect under any such Material Contract, except for those defaults which would not reasonably be likely either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.

     3.12 BROKERS. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     3.13 BOARD RECOMMENDATION. The Board of Directors of the Company, at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its stockholders, and (b) subject to the other provisions hereof, resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated hereby, including the Merger.

     3.14 REQUIRED COMPANY VOTE. The Company Stockholder Approval, being the affirmative vote of a majority of the shares of the Company's Class A Common Stock, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

     3.15 STATE TAKEOVER STATUTES. The Board of Directors has taken such action so that no state takeover statute or similar statute or regulation of the State of Delaware or the State of Wisconsin (and, to the knowledge of the Company after due inquiry, of any other state or jurisdiction) applies to this Agreement, the Merger, or any of the other transactions contemplated hereby. The Company does not have any rights plan, preferred stock or similar arrangement which have any of the aforementioned consequences in respect of the transactions contemplated hereby.

     3.16 INTELLECTUAL PROPERTY. The Company owns or possesses adequate licenses or other rights to use, all trademarks, trade names, service marks, copyrights, licenses and product licenses or registrations (including applications for any of the foregoing), as are used or useful in connection with its business the lack of which would reasonably be expected to have a Material Adverse Effect with respect to the Company; and the Company has not (i) received any written notice asserting that its trademarks, trade names, service marks, copyrights, or licenses violate the rights of others, (ii) no knowledge of any conflict with the proprietary intellectual property rights of the Company therein or (iii) any knowledge of any conflict by the Company with the rights of others therein which, in the case of any of the items described in clause (i), (ii) or (iii) would have a Material Adverse Effect with respect to the Company.

     3.17 RELATED PARTY TRANSACTIONS. Except as set forth in SCHEDULE 3.17 hereto, no director, officer, partner, employee, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Company (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company;
(ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (1) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company, (2) engaged in a business related to the business of the Company, (3) participating in any transaction to which the Company is a party or (iii) is otherwise a party to any contract, arrangement or understanding with the Company.

     3.18 BROKERAGE CLIENTS. The Company is duly registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") under the Exchange Act, is a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and is duly registered, licensed or qualified as a broker or dealer under the laws of each jurisdiction listed on SCHEDULE 3.18 hereto. The Company is and at all times since March 1, 1993 has been in compliance with the Exchange Act and the rules and regulations thereunder applicable to it, the rules and regulations of the NASD applicable to it (including the NASD's rules of fair practice), and since each date on which it was initially registered as a broker dealer in each jurisdiction listed on SCHEDULE 3.18 hereto or March 1, 1993, whichever is later, the laws of each such jurisdiction except for such instances of non-compliance (i) that relate to a matter set forth on SCHEDULE 3.18 or (ii) the correction of which would not interfere significantly with the ability of the Company to conduct its business substantially as currently conducted or significantly diminish the value of the Company. The Company has previously made available to Freedom Securities a complete copy of the Company's Uniform Application for Broker-Dealer Registration on Form BD, as amended to date, and complete copies of the Company's quarterly Focus Reports and annual statements of financial condition which have been requested by Freedom Securities. The Company acts as a broker-dealer for its customers pursuant to written agreements and related documentation (collectively, the "Broker-dealer Agreements") with parties to whom it provides broker-dealer services. The Broker-dealer Agreements have not been modified by any terms that are not included in the Company's files, and the Company has neither violated nor is it in default under, any Broker-dealer Agreement, except for such violations or defaults that (i) relate to a matter set forth on SCHEDULE 3.18 or (ii) relate to the actions of a registered representative of the Company where the total liability, cost and expense relating to all actions or complaints which may be asserted at any time after the date of this Agreement with respect to the conduct of such registered representative do not exceed $100,000.

     3.19 INVESTMENT ADVISORY CLIENTS. The Company is and at all times since September 27, 1996 has been in compliance with the Investment Advisers Act of 1940, as amended, (the "Advisors Act") and the rules and regulations thereunder applicable to it, and, since each date on which it was initially registered as an investment adviser in each jurisdiction in which it conducts investment advisory operations, the laws of each such jurisdiction where it is registered as an investment advisor, except for such instances of non-compliance the correction of which would not interfere significantly with the ability of the Company to conduct its business substantially as currently conducted or significantly diminish the value of the Company. The Company has previously made available to Freedom Securities a complete copy of its Uniform Application for Investment Advisor Registration on Form ADV, as amended to date. The Company acts pursuant to written advisory agreements (collectively, the "Advisory Agreements") with parties to whom it provides investment advisory services. Each Advisory Agreement complies as to form with the requirements of the Advisors Act. The Advisory Agreements have not been modified by any terms, oral or otherwise, that are not included in the Company's files and the Company has not violated, nor is it in default under, any Advisory Agreement, except for such violations or defaults the correction of which would not interfere significantly with the ability of the Company to conduct its business substantially as currently conducted or significantly diminish the value of the Company.

     3.20 INVESTMENT FUND CLIENTS. The Company does not have any investment advisory contracts with any registered investment company, as defined in the Investment Company Act of 1940, as amended.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                        FREEDOM SECURITIES AND MERGER SUB

     Freedom Securities and Merger Sub each represents and warrants to the Company that:

     4.1 CORPORATE ORGANIZATION. Each of Freedom Securities and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. True and correct copies of the Certificate of Incorporation and By-Laws of Freedom Securities and Merger Sub in effect as of the date of this Agreement have been provided to the Company.

     4.2 QUALIFICATION TO DO BUSINESS. Each of Freedom Securities and Merger Sub is duly qualified or licensed to do business as a foreign corporation in each jurisdiction wherein the nature of its activities or of its properties owned or leased makes such qualification necessary and failure to be so qualified or licensed would have a Material Adverse Effect with respect to Freedom Securities.

     4.3 CORPORATE POWER. Each of Freedom Securities and Merger Sub has the requisite power and authority (corporate or otherwise) to own and operate its properties, to carry on its business as now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

     4.4 CORPORATE AUTHORITY. The execution, delivery and performance of this Agreement by Freedom Securities and Merger Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Freedom Securities and Merger Sub. This Agreement and all other instruments required hereby to be executed and delivered by Freedom Securities or Merger Sub have been, or will be, duly executed and delivered by authorized officers of Freedom Securities or Merger Sub, as the case may be, and are, or when delivered will be, legal, valid and binding obligations of Freedom Securities and Merger Sub, enforceable against Freedom Securities and Merger Sub in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     4.5 AUTHORIZATION FOR FREEDOM SECURITIES COMMON SHARES AND OPTIONS. Freedom Securities has taken all necessary action to permit it to issue the number of shares of Freedom Securities Common Stock required to be issued pursuant to Article II and to issue the Freedom Options. The Freedom Securities Common Shares issued pursuant to Article II and the Freedom Securities Common Shares issuable upon exercise of the Freedom Options will, when issued, be validly issued, fully paid and nonassessable and no shareholder of Freedom

Securities has or will have any preemptive right of subscription or purchase in respect thereof.

     4.6 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution nor delivery of this Agreement nor the consummation by Freedom Securities and Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Freedom Securities or Merger Sub; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) filings by Freedom Securities, pursuant to the applicable requirements of the Exchange Act and under the Securities Act and applicable state securities laws, (B) the filing of a premerger notification and report form under the HSR Act, and (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license agreement or other instrument or obligation to which Freedom Securities or Merger Sub or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained; or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Freedom Securities or Merger Sub or to any of their respective assets.

     4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. The business of Freedom Securities and its subsidiaries have been carried on only in the ordinary and usual course, and there has been no material adverse change in the financial condition, operations, results of operations, management or business of Freedom Securities and its subsidiaries since December 31, 1997.

     4.8 PRIVATE PLACEMENT. The issuance of the Freedom Securities Common Shares to the Company Shareholders in the Merger is exempt from the registration requirements of the Securities Act.

     4.9 CAPITAL STRUCTURE. The authorized capital stock of Freedom Securities consists of 12,000,000 shares of Freedom Securities Common Stock, par value $.01 per share. Following the IPO, the authorized capital stock of Freedom Securities will be as set forth in the Form S-1 Registration Statement (as defined below). As of December 31, 1997, there were: (i) 8,163,161 shares of Freedom Securities Common Stock issued and outstanding; (ii) no shares of Freedom Securities Common Stock held in the treasury of Freedom Securities; (iii) 75,100 shares of Freedom Securities Common Stock for which subscription agreements had been executed but for which payment had not yet been made; (iv) 1,200,000 shares of Freedom Securities Common Stock reserved for issuance upon exercise of authorized but unissued Freedom Options pursuant to the Freedom Securities 1998 Stock Option Plan; and (v) 1,181,256 shares of Freedom Securities Common Stock issuable upon exercise of outstanding Freedom Options. Except as set forth above, as of December 31, 1997, no shares of capital stock or other equity securities of

Freedom Securities are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Freedom Securities are, and all shares which may be issued pursuant to the Freedom Securities 1996 Stock Option Plan will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

     4.10 CORPORATE APPROVALS. The Board of Directors of each of Freedom Securities and Merger Sub have taken all corporate action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby. No approval of the shareholders of Freedom Securities is required to approve this Agreement, the Merger or the transactions contemplated hereby.

     4.11 SEC FILINGS. Freedom Securities has made available to the Company, a copy of the following documents filed with the SEC (collectively, the "SEC Filings") (i) its Registration Statement on Form S-1 as filed with the SEC on January 26, 1998, all amendments filed to such Registration Statement and any final form of prospectus or prospectus supplement filed in connection therewith (the "S-1 Registration Statement"), (ii) any filings made by Freedom Securities under the Exchange Act ("Exchange Act Filings") and (iii) Forms BD and ADV filed for Freedom Securities and each of its Subsidiaries which have been requested by the Company. As of the date of filing with the SEC of the SEC Filings, each such document did not contain any untrue statement of a material fact or omission of any material fact required to be stated therein in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading. At the date of filing of each of the SEC Filings, each such document complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     4.12 FINANCIAL STATEMENTS. Freedom Securities has made available to the Company the following financial statements (collectively, "Freedom Financial Statements"): (i) audited (a) consolidated statement of financial condition as of December 31, 1997 and 1996, (b) consolidated statements of income, changes in stockholders' equity and cash flows of Freedom Securities and its predecessor company for the year ended December 31, 1997 and the one-month period ended December 31, 1996, and, for the predecessor company, for the eleven month period ended November 29, 1996 and the year ended December 31, 1995; and (ii) unaudited consolidated statements of financial condition, statements of income, changes in stockholders' equity and cash flows of Freedom Securities as of and for the period ending January 31, 1998 (the "Freedom Most Recent Financial Statements"). The Freedom Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Freedom Securities and its subsidiaries as of such dates and the results of operations of the Company and its subsidiaries for such periods, subject, in the case of the Freedom Most Recent Financial Statements, to normal year end adjustments (which will not be material individually or in the aggregate) and the absence of footnotes and other presentation items.

     4.13 NO ADVERSE CHANGE. Since the date of the Freedom Most Recent Financial Statements, there has not been: (i) any Material Adverse Change with respect to Freedom Securities, (ii) any condition, event, or occurrence which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Effect with respect to Freedom Securities; and (iii) any condition, event or occurrence which would reasonably be expected to prevent, hinder or materially delay the ability of Freedom Securities to consummate the transactions contemplated by this Agreement.

     4.14 LITIGATION; COMPLIANCE WITH LAWS.

     (a) There is (i) no suit, action or proceeding or investigation pending and (ii) to the knowledge of Freedom Securities, no suit, action or proceeding or investigation threatened against or affecting Freedom Securities or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Freedom Securities or prevent, hinder or materially delay the ability of Freedom Securities to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Freedom Securities or any of its subsidiaries having or which in the future could have, any such effect.

     (b) The conduct of the business of Freedom Securities and its subsidiaries complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except for such violations or failures to so comply, if any, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to Freedom Securities.

     4.15 BROKERS. No broker, investment banker, financial adviser or other person, the fees and expenses of which will be paid by Freedom Securities, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than the IPO) based upon arrangements made by or on behalf of Freedom Securities.

     4.16 INELIGIBLE PERSONS. Neither Freedom Securities nor any "associated person" (as defined in the Exchange Act) is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a registered broker-dealer or any associated person of a registered broker-dealer. Neither Freedom Securities nor any "associated person" (as defined in the Advisors Act) is ineligible pursuant to
Section 203 of the Advisors Act to serve as an investment adviser or as an associated person to a registered investment adviser.

                                    ARTICLE V

            COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

     5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as set forth in the Disclosure Schedules, during the period from the date of this Agreement to the Effective Time (except as otherwise specifically required by the terms of this Agreement), the Company shall act and carry on its business in the usual, regular and ordinary course of business consistent with past practice and use its reasonable best efforts to (i) preserve intact its current business organization, (ii) keep available the services of its current officers and employees, (iii) preserve its relationships with customers, suppliers, advertisers, and others having business dealings with the Company and (iv) preserve goodwill. The Company shall confer on a regular and frequent basis with one or more representatives of Freedom Securities to report business matters of materiality and the general status of ongoing business, although the Company shall not be required to disclose any confidential or proprietary information in such conferences. Without limiting the generality of the foregoing, except as set forth in the Disclosure Schedules or otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, the Company shall not, without the prior consent of Freedom Securities, which consent shall not be unreasonably withheld:

          (a) declare, set aside or pay any dividends on, or make any other distributions in respect of its capital stock;

          (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

          (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for the acquisition of shares of Company Common Stock from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options outstanding on the date of this Agreement or except as may be required by the terms of the Company's Stockholders Agreement in connection with the termination of employment of any stockholder;

          (d) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) other than (i) the issuance of Company Common Stock upon the exercise of Options outstanding on the date of this Agreement and in accordance with their present terms and (ii) the sale of shares of Company Common Stock to those employees and in the amounts described on SCHEDULE 5.1 (such issuances, together with the acquisitions of shares of Company Common Stock permitted under clause (c) above, being referred to herein as "Permitted Changes");

          (e) amend its certificate of incorporation or by-laws;

          (f) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof material to the Company;

          (g) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except for transactions in the ordinary course of business consistent with past practice and except that prior to the Closing Date the Company will sell the Company's partnership interest (i) in CGRM Investment Partnership ("CGRM Partnership") at its book value to either (A) CGRM Partnership, (B) other general partners of CGRM Partnership or (C) employees of the Company and (ii) in CGRM Limited Partnership No. 1 ("CGRM No. 1") at its book value to either (A) CGRM No. 1 or
(B) the limited partners of CGRM No. 1;

          (h) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings and for lease obligations, in each case incurred in the ordinary course of business consistent with past practice;

          (i) make any loans, advances or capital contributions to, or investments in, any other person other than loans to employees in connection with the sale of shares of Company Common Stock as described on SCHEDULE 5.1 or purchases of securities and underwriting activities in the ordinary course of business;

          (j) acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company or make or agree to make any capital expenditure other than the expenditure of up to $350,000 in connection with the opening of the Company's Chicago and Denver offices;

                  (k) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, of (a) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or (b) claims settled or compromised to the extent permitted by

Section 5.1(o), or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

          (l) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (m) enter into any new collective bargaining agreement except in the ordinary course of business;

          (n) change any material accounting principle used by it;

          (o) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise is not material to the Company;

          (p) accelerate receivables, delay payables or liquidate inventory, except in the ordinary course of business consistent with past practices;

          (q) authorize any of, or commit or agree to take any of, the foregoing actions; or

          (r) amend any tax return in such a manner as would have a Material Adverse Effect on the Company.

     5.2 CHANGES IN EMPLOYMENT ARRANGEMENTS. Except as set forth on any Disclosure Schedule, the Company shall not adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Employee Benefit
Plan) for the benefit or welfare of any employee, director or former director or former employee, other than increases for individuals other than officers and directors in the ordinary course of business consistent with past practice, or increase the compensation or fringe benefits of any director, employee or former director or former employee, or pay any benefit not required by any existing plan, arrangement or agreement, other than the payment of cash bonuses of up to an aggregate of $300,000 to certain employees of the Company after the date of this Agreement and prior to the Closing Date, which payments shall be taken into account for purposes of Section 2.3 hereof.

     5.3 SEVERANCE. The Company shall not grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

     5.4 WARN. The Company shall not effectuate a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or employee of the Company without notifying Freedom Securities in advance and without complying with the notice requirements and other provisions of WARN.

     5.5 TAX ELECTIONS. Except in the ordinary course of business and consistent with past practice, the Company shall not make any tax election or settle or compromise any material federal, state, local or foreign Tax liability including information return obligations.

     5.6 CONDUCT OF BUSINESS BY FREEDOM SECURITIES PENDING THE MERGER. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless the Company shall otherwise agree in writing, Freedom Securities shall, and shall cause its subsidiaries, including Merger Sub, to:

          (a) not split, combine or reclassify their outstanding capital stock in a manner which would reduce the value of the Merger Consideration, unless appropriate adjustment is made to the Merger Consideration to avoid such reduction in value;

          (b) use all commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees and preserve their goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

          (c) confer on a regular and frequent basis with one or more representatives of the Company to report business matters of materiality and the general status of ongoing business, but Freedom Securities shall not be required to disclose any confidential or proprietary information in such conferences; and

          (d) maintain with adequately capitalized insurance companies insurance coverage for their assets and their businesses in such amounts and against such risks and losses as are consistent with past practice.

     5.7 CONTROL OF THE COMPANY'S BUSINESS. Nothing contained in this Agreement shall give to Freedom Securities, directly or indirectly, rights to control or direct the Company's business prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision of its business.

     5.8 CONTROL OF FREEDOM SECURITIES' BUSINESS. Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct Freedom Securities' business prior to the Effective Time. Prior to the Effective Time, Freedom Securities shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision of its business.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     6.1  ACCESS TO INFORMATION; CONFIDENTIALITY.

          (a) The Company shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to Freedom Securities and its representatives reasonable access during normal business hours, in a manner initially coordinated with the chief executive officer of the Company, and thereafter coordinated with those persons designated by the chief executive officer, during the period prior to the Effective Time to its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its officers, employees and representatives to, furnish promptly to Freedom Securities (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and
(ii) all other information concerning its business, properties, financial condition, operations and personnel as Freedom Securities may from time to time reasonably request. Except as required by law, each of the Company and Freedom Securities will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the agreement dated February 13, 1998, between Freedom Securities and the Company.

          (b) No investigation pursuant to this Section 6.1 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     6.2  BEST EFFORTS.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

Freedom Securities and the Company will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations.

          (b) The Company shall make, subject to the condition that the transactions contemplated herein actually occur, any undertakings (including undertakings to make divestitures, provided, in any case, that such undertakings or divestitures need not themselves be effective or made until after the transactions contemplated hereby actually occur) required in order to comply with the antitrust requirements or laws of any governmental entity, including the HSR Act, in connection with the transactions contemplated by this Agreement; provided that no such divestiture or undertaking shall be made unless reasonably acceptable to Freedom Securities.

     6.3 REGISTRATION ON FORM S-1. Freedom Securities agrees (a) to provide the holders of Company Common Stock with the registration rights set out on EXHIBIT E attached hereto and (b) to comply with all of the terms and conditions of such EXHIBIT E.

     6.4 PUBLIC ANNOUNCEMENTS. Neither Merger Sub nor Freedom Securities, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Merger, without the other party's prior consent (which shall not be unreasonably withheld), except as may be required by applicable law or court process. In addition to the foregoing, Freedom Securities and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

     6.5 NO SOLICITATION. From and after the date hereof until May 31, 1998, neither the Company, nor any of its officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company) will directly or indirectly initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a

Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative to take any such action. For purposes of this Agreement, "Transaction Proposal" shall mean any of the following (other than the transactions between the Company, Merger Sub and Freedom Securities) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction involving 50% or more of the assets of the Company; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of the Company in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     6.6 ELECTION OF DIRECTOR. Immediately following the Closing, Freedom Securities agrees that David P. Prokupek shall be appointed to the Board of Directors of Freedom Securities.

     6.7 DIRECTORS' AND OFFICERS' INDEMNIFICATION. The Surviving Corporation shall observe and maintain, and Freedom Securities shall cause the Surviving Corporation to observe and maintain, any indemnification provisions now existing in the Certificate of Incorporation or By-Laws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time.

     6.8 FREEDOM SECURITIES BENEFIT PLANS. Freedom Securities agrees to provide benefit plans of general applicability which will be made available to employees of the Company beginning at the Effective Time and for a period of not less than one year after the Effective Time, the terms of which shall provide substantially equivalent economic value as those found in the Company's employee benefit plans in effect for the benefit of such employees prior to the Effective Time. Freedom Securities also agrees to give the Company's employees credit for all eligibility and vesting they have accrued during their respective terms of employment with the Company. In addition, the Company's Retirement Savings Plan will continue in effect after the Effective Time until Freedom Securities shall have established a comparable retirement plan for all employees of Freedom Securities and its subsidiaries, including the Surviving Corporation.

     6.9 FREEDOM SECURITIES OPTIONS. Freedom Securities agrees to grant on the Closing Date Freedom Options to those employees of the Company and covering the number of shares of Freedom Securities Common Stock, as agreed by Freedom Securities and the company at an exercise price equal to the Stock Price. In addition, Freedom Securities agrees to make available additional Freedom Options covering 10,500 shares of Freedom Securities Common Stock to be granted after the Effective Time on such terms and conditions as may be determined by the Company's Board of Directors, subject, however, to the terms and conditions of the stock option plan under which such Freedom Options are to be issued. The parties hereto acknowledge and agree that these additional Freedom Options are to be granted in connection with the Company's efforts to recruit, hire and retain new employees. Freedom Securities shall (a) reserve for issuance the number of shares of Freedom Securities Common Stock that will become issuable upon the exercise of the Freedom Options issued under this Section 6.9 and converted pursuant to Section 2.4 and (b) promptly after the Effective Time, issue to each holder of a Freedom Option a document evidencing the same. Freedom Securities agrees to file with the SEC a Registration Statement on Form S-8 or other appropriate form under the Act relating to the shares of Freedom Securities Common Stock issuable upon exercise of the Freedom Options on or before the date which is 181 days after the date of the consummation of the IPO and use its commercially reasonable efforts to cause such Registration Statement to remain effective until the exercise or expiration of all such Freedom Options. Freedom Securities agrees that the Freedom Options issued at the Closing pursuant to this Section 6.9 will fully vest on the third anniversary of the Closing Date and that any Freedom Options issued to employees of the Company after the Closing Date shall fully vest on the third anniversary of the date of their issuance and in either case, such Freedom Options shall be subject to acceleration upon a change of control pursuant to the terms of the Freedom Securities 1998 Long-Term Incentive Plan.

     6.10 OPTIONS.

          (a) Each unexpired Option which by its terms becomes at the Effective Time a Freedom Option, shall automatically and without any action on the part of the holder thereof be converted into a Freedom Option to purchase the number of shares of Freedom Securities Common Stock equal to the number of shares of Company Common Stock which could be acquired upon the exercise of such Option multiplied by the Exchange Ratio (as defined below), at an exercise price per share of Freedom Securities Common Stock equal to the per share exercise price of such Option divided by the Exchange Ratio. For purposes hereof, the "Exchange Ratio" shall be the ratio obtained by dividing the Per Share Consideration by the Stock Price (rounded down to the nearest whole number).

          (b) Subject to Section 2.4(a)(i), and the vesting and exercise price of Freedom Options described in Section 6.9 above, the terms of the agreements covering the Freedom Options issuable under this Section 6.10 shall be substantially similar to the terms of options granted under the Freedom Securities 1998 Long-Term Incentive Plan.

     6.11. COMPANY BONUS PLAN. Freedom Securities agrees to maintain, and shall cause the Surviving Corporation to maintain, for a period of not less than three
(3) years following the Effective Time, the Cleary Gull Reiland & McDevitt Inc. 1998 Incentive Compensation Plan and the Cleary Gull Partners Profit Sharing Bonus and Deferred Compensation Plan (collectively, the "Cleary Gull Bonus Plans"), copies of which have previously been provided to Freedom Securities, providing incentive compensation to the Equity Group Committee and the Management Committee and employees in the following departments: (a) Institutional Sales, (b)

Fixed Income, (c) Research, (d) Listed Trading, (e) Over-the-Counter Trading,
(f) Syndicate, (g) Investment Banking, (h) Private Client Group and (i) Administration; PROVIDED, HOWEVER, that the terms and conditions of the Cleary Gull Bonus Plans and the eligibility and rights to participate of Cleary Gull employees after the Closing Date may be modified or amended by Freedom Securities only with the consent of a majority of the Cleary Gull Directors.

     6.12. CAPITALIZATION. Freedom Securities agrees to establish, and shall cause the Surviving Corporation to establish, for a period of three (3) years following the Effective Time, net capital of not less than $8,200,000; subject, however, (i) to the provisions of the next sentence and (ii) to being increased by the amount of any profits generated by the Company after the Closing Date or being decreased by the amount of losses sustained by the Company after the Closing Date, all of which shall be determined on a cumulative basis. Notwithstanding the foregoing, Freedom Securities shall not be required to maintain (i) net capital in excess of $8,200,000 at any time or (ii) the foregoing net capital if either (a) the Board of Directors of Freedom Securities determines in its good faith judgment that the maintenance of such net capital would render Freedom Securities or any of its subsidiaries incapable of meeting any of their obligations as they become due or would be prohibited by or contrary to any rule, regulation or law applicable to the Company or result in a default under any loan, credit or note purchase agreement or indenture to which the Company is a party, it being understood and agreed that Freedom Securities will negotiate any such agreement or indenture so as to permit the Company to maintain such net capital (except following an event of default declared by the lender or the indenture trustee under any such agreement) or (b) a majority of the Cleary Gull Directors agrees to any change or modification to such net capital.

     6.13 TAX MATTERS.

          (a) TAX RETURNS. The Company shall prepare and file, consistent with past practices, all Tax Returns of the Company due on or before the Closing Date (determined with regard to extensions). At Freedom Securities' request such Tax Returns shall be subject to the review and comments of Freedom Securities. Freedom Securities shall prepare and file on behalf of the Company all other Tax Returns of the Company.

          (b) COOPERATION ON TAX MATTERS.

              (i) Freedom Securities, the Company and the stockholders of the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Returns, audit, litigation or other proceeding. The stockholders of the Company shall promptly send copies of any notices received by any Tax authority with respect to the Company to Freedom Securities.

              (ii) Freedom Securities, the Company and the stockholders of the Company further agree, upon written request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (c) CERTAIN TAXES. Any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the stockholders of the Company when due, and will, at their expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Company will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation. The stockholders of the Company shall deliver to Freedom Securities Forms W-8 and W-9, as applicable, on the Closing Date and prior to any payment of cash for shares of Company Common Stock. The Company shall have the right to withhold from payments for any shares of Company Common Stock or Options any withholding taxes required by law.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated.

          (d) Consummation of IPO. The IPO shall have been consummated.

          (e) Certificate of Merger. The Certificate of Merger shall have been filed with the Delaware Secretary of State in accordance with the DGCL.

          (f) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by all parties thereto. All deposits of cash and/or shares of Freedom Securities Common Stock required under the Escrow Agreement shall have been made.

     7.2 CONDITIONS TO OBLIGATIONS OF FREEDOM SECURITIES AND MERGER SUB. The obligations of Merger Sub and Freedom Securities to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Merger Sub and Freedom Securities shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

          (b) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Consents, etc. Merger Sub and Freedom Securities shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated hereby shall have been obtained; provided, however, that the Company's failure to obtain consent to the assignment of its advisory contracts with its clients representing in the aggregate less than thirty percent (30%) in annual advisory fee revenue for 1997 shall not be required provided the Company has used its best efforts to obtain the consent of all such advisory clients.

          (d) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or preceding which has a reasonable likelihood of success) (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit the ownership or operation by the Company of any material portion of the business or assets of the Company, to dispose of or hold separate any material portion of the business or assets of the Company, as a result of the Merger or any of the other transaction contemplated by this Agreement or
(iii) seeking to impose limitations on the ability of Merger Sub or Freedom Securities (or any designee of Merger Sub), to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including, without limitation, the right to vote the Company Common Stock on all matters properly presented to the stockholders of the Company.

          (e) Opinion. Freedom Securities and Merger Sub shall have received an opinion of Godfrey & Kahn, S.C., counsel to the Company, regarding such legal matters as Freedom Securities and Merger Sub may reasonably request.

          (f) Escrow Deposit. Those holders of Company Common Stock listed on
SCHEDULE 2.5(a) shall have deposited into the Indemnity/Share Retention Fund a number of shares of Freedom Securities Common Stock determined by dividing the amount indicated opposite his name on SCHEDULE 2.5(a) by the Stock Price.

     7.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Merger Sub and Freedom Securities set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Merger Sub and Freedom Securities by an authorized officer of Merger Sub and Freedom Securities to the effect set forth in this paragraph.

          (b) Performance of Obligations of Merger Sub and Freedom Securities. Merger Sub and Freedom Securities shall have performed the obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) No Litigation. There shall not be pending or threatened by any party any suit, action or proceeding challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company (or any of its directors) any significant damages.

          (d) Merger Consideration. All shares of Freedom Securities Common Stock constituting the Total Stock Consideration shall have been issued and, except as provided in Article II, all cash constituting the Total Cash Consideration shall have been paid by wire transfer of immediately available funds or cashier's check to the holders of the Company Common Stock in accordance with the terms of Article II.

          (e) Indemnification Agreement. Freedom Securities shall have executed and delivered to the holders of Company Common Stock identified on SCHEDULE 2.5(a) the Indemnification Agreement.

          (f) Opinion. The Company shall have received an opinion of Hutchins, Wheeler & Dittmar, counsel to Freedom Securities and Merger Sub, on such matters as the Company may reasonably request.

                                  ARTICLE VIII

                                 INDEMNIFICATION

     8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties set forth in Section 3.10 which shall survive until the fourth anniversary of the Closing Date, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all such representations and warranties will be extinguished on consummation of the Merger and neither the Company nor any officer, director or employee or shareholder shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     8.2  INDEMNIFICATION. Each stockholder of the Company identified on
SCHEDULE 2.5(a) hereto, by virtue of his or her execution of the Escrow Agreement and the Indemnification Agreement, severally agrees to indemnify and hold harmless Freedom Securities and the Surviving Corporation from and after the Effective Time and until the fourth anniversary of the Effective Date against and with respect to any and all loss, injury, damage or deficiency resulting from (i) any misrepresentation or breach of warranty on the part of the Company under Section 3.10 hereof and (ii) those matters set forth on
SCHEDULE 8.2 hereto.

     8.3 PROCEDURES FOR INDEMNIFICATION. Promptly after receipt by an indemnified party pursuant to the provisions of Section 8.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provision, such indemnified party shall, if a claim thereof is to be made against an indemnifying party pursuant to the provisions of Section 8.2, promptly notify such indemnifying party of the commencement thereof; provided, however, that failure to give such notice shall not affect the indemnifying party's obligation to provide indemnification hereunder unless such failure actually prejudices the indemnifying party's ability to defend adequately such action. In case such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, to assume the defense thereof, with satisfactory counsel (of the indemnifying party's choice); provided, however, if the defendants in any action include both the indemnified party and the indemnifying party, and the indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party, the indemnified party shall have the right, at its own expense, to select separate counsel to participate in the defense of such action on behalf of such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party pursuant to the provisions of such Section 8.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the release of the indemnified party from all liability in respect to such claim or litigation.

     8.4 NET BENEFITS. The determination of any liability, claim, lien, encumbrance, charge, fine or penalty for which indemnification may be claimed under Section 8.2 shall be net of any tax or other benefit derived, insurance proceeds or third party reimbursements received (but adjusted for any tax incurred as a result of the receipt of such amounts) by the party bearing such liability, claim, lien, encumbrance, charge, fine or penalty as a result thereof.

     8.5  BASKET; MAXIMUM AMOUNT.

          (a) The Company shall not be required to provide indemnification under
Section 8.2 unless the indemnified party's damages for all such claim(s) of indemnification exceed in the aggregate two hundred fifty thousand dollars ($250,000) (the "Basket Amount"), and then only for amounts in excess of the Basket Amount.

          (b) In no event shall the Company's liability with respect to all claims of indemnification under Section 8.2 exceed the aggregate amount of two million five hundred thousand dollars ($2,500,000).

          (c) Any indemnification amounts payable under this Article VIII shall be treated by Freedom Securities, the Company and the stockholders of the Company as an adjustment to the Merger Consideration under Article II.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

     9.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the voting stockholders of the Company;

          (a) by mutual written consent of Merger Sub, Freedom Securities and the Company; or

          (b) by any of Merger Sub, Freedom Securities or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (c) by any of Merger Sub, Freedom Securities or the Company if the Merger shall not have been consummated on or before May 31, 1998 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time); or

          (d) by any of Merger Sub, Freedom Securities or the Company, if the Company Stockholder Approval shall not have been obtained.

     9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company, Freedom Securities or Merger Sub as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Merger Sub or the Company, other than the provisions of Section 3.12, the last sentence of Section 6.1(a), this Section 9.2, Section 10.2 and Section 10.7.

     9.3 AMENDMENT. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     9.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) subject to the proviso of Section 9.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     9.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 9.1, an amendment of this Agreement pursuant to Section 9.3 or an extension or waiver pursuant to Section
9.4 shall, in order to be effective, be in writing and require in the case of Merger Sub, Freedom Securities or the Company action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                    ARTICLE X

                               GENERAL PROVISIONS

     10.1 FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     10.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered by facsimile transmission (with electronic confirmation), personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Freedom Securities or Merger Sub:

          c/o Freedom Securities Corporation
          One Beacon Street
          Boston, MA 02108
          Attn:  Gregory N. Thomas
          Facsimile:   (617) 725-1789

          with a copy to:

          Hutchins, Wheeler & Dittmar
          101 Federal Street
          Boston, MA 02110
          Attn: James Westra, Esq.
          Facsimile: (617) 951-1295

          (b)  if to the Company:

          Cleary Gull Reiland & McDevitt Inc.
          100 East Wisconsin Avenue, Suite 2400
          Milwaukee, WI  53202
          Attn:  David P. Prokupek
          Facsimile:  (414) 291-4558

          with copies to:

          Godfrey & Kahn, S.C.
          780 North Water Street
          Milwaukee, WI 53202
          Attn:  Christopher B. Noyes, Esq.
          Facsimile:  (414) 273-5198

     10.3 DEFINITIONS. For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one of more intermediaries, controls, is controlled by, or is under control with, such first person;

          (b) "knowledge", with respect to the Company means the actual knowledge, after due inquiry, of the following officers and employees of the
Company: Michael J. Cleary, David P. Prokupek, John R. Peterson and Martin G. Pembroke.

          (c) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or Freedom Securities, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, financial condition or results of operations of the Company or Freedom Securities and its subsidiaries, as the case may be, taken as a whole and the terms "material' and "materially" shall have correlative meanings;

          (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

          (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interest which is sufficient to elect at least a majority of its Board of Directors (or other governing body) or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person.

     10.4 INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     10.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     10.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFITS. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

     10.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

     10.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     10.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.


                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties below have caused this Agreement to be duly executed by persons duly authorized, all as of the date first written above.

                                           FREEDOM SECURITIES CORPORATION


                                           By: /s/ John H. Goldsmith
                                              ----------------------------------
                                              Name:  John H. Goldsmith
                                              Title: President

                                           CGRM MERGER CORP.


                                           By: /s/ John H. Goldsmith
                                              ----------------------------------
                                              Name:  John H. Goldsmith
                                              Title: President

                                           CLEARY GULL REILAND &
                                           MCDEVITT INC.



                                           By: /s/ David Prokupek
                                              ----------------------------------
                                              Name:  David Prokupek
                                              Title: CEO